Exhibit 5.8

CONSENT OF TROUTMAN SANDERS LLP

We hereby consent to the references to us on the front cover page of, and under the heading “Legal Matters” in the preliminary short form base shelf prospectus dated October 18, 2012 forming a part of the registration statement on Form F-10 dated October 18, 2012 of Veris Gold Corp. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Troutman Sanders LLP

Troutman Sanders LLP

Washington, DC
October 18, 2012